EXHIBIT 99.1

[PACIFICARE HEALTH SYSTEMS LETTERHEAD]

News Release

CONTACT:	Dan Miller Media Relations (714) 825-5124	Suzanne Shirley Investor Relations (714) 825-5491

FOR IMMEDIATE RELEASE

PacifiCare Health Systems Announces New Chief Financial Officer

•   Gregory W. Scott boasts extensive financial and health care experience
With Medsite Inc. and Prudential HealthCare Group

      SANTA ANA, Calif., Jan. 23, 2001 — PacifiCare Health Systems, Inc. (Nasdaq: PHSY), today announced that Gregory W. Scott, 47, has been named executive vice president and chief financial officer. He will also join PacifiCare’s Office of the President. Scott was previously chief operating officer and CFO of New York-based Medsite Inc., an Internet provider of products and services for physicians. As CFO, Scott will oversee PacifiCare’s corporate finance, tax, accounting, treasury, actuarial, investor relations and procurement functions. He fills the position vacated by Howard G. Phanstiel, who was appointed president and chief executive officer in December.

      “PacifiCare has a strong core franchise and a history of solid operating cash flow, and Greg’s extensive finance, investment management and health care experience is well-suited to lead our financial efforts,” said Phanstiel. “He has a broad understanding of the health and consumer services business and a proven track record in enhancing profitability in these markets. We look forward to Greg’s joining the Office of the President and leading our efforts to enhance shareholder value.”

      Scott joined Medsite in 1999 as COO and CFO where he was responsible for all sales, marketing, product and business development, technology, financial and administrative functions.

      There he recruited and led a senior management team that has built Medsite.com from a $5 million company in mid-1999 to

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PacifiCare/Gregory W. Scott/CFO
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more than $40 million in revenues while improving gross margins to more than 16 percent. He also led two significant acquisitions that broadened the company’s product offerings and distribution capabilities.

      His health care experience includes more than 14 years in various senior level positions at Prudential Insurance Company of America, including senior vice president and CFO of the company’s HealthCare Group, where he was responsible for all financial management functions within the health and employee benefits business. He also served as executive vice president, CFO and director of Prudential Securities Inc.; president, North Central Group Operations of the company’s HealthCare & Employee Benefit Operations; vice president and treasurer, Prudential Insurance Co.; and senior vice president, Prudential Capital Corp.

      Before joining Prudential, Scott was a general partner at RRY Partners and vice president, Corporate Finance, at Salomon Brothers Inc. He began his career with Prudential Insurance serving various investment management positions.

      Scott received his bachelor’s degree in Mathematical Economics from Colgate University and his masters degree at the University of Michigan. He is a member of the Financial Executive Institute and the CFO Advisory Council and is a Chartered Life Underwriter. In 1990 he was named one of the top 65 Finance Professionals under the age of 40 in the United States by Institutional Investor.

      Dedicated to making people’s lives better, PacifiCare Health Systems is one of the nation’s largest health care services companies with $11 billion in revenues. Primary operations include health insurance products for employer groups and Medicare beneficiaries in eight states and Guam, serving approximately 4 million members. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services and pharmacy benefit management. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.

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